Exhibit 5.1

February 26, 2020

HCA Inc.

HCA Healthcare, Inc.

c/o HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

Ladies and Gentlemen:

We have acted as special counsel to HCA Inc., a Delaware corporation (the “Company”), and HCA Healthcare Inc., a Delaware corporation (the “Parent Guarantor”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-226709), as amended as of its most recent effective date (February 11, 2020), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the prospectus, dated August 9, 2018, as supplemented by the prospectus supplement thereto, dated February 11, 2020 (together, the “Prospectus”), of $2,700,000,000 aggregate principal amount of 3.500% Senior Notes due 2030 (the “Notes”). The Notes were issued under an indenture dated as of August 1, 2011 (the “Base Indenture”), among the Company, the Parent Guarantor, Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (the “Paying Agent”), as supplemented, with respect to the Notes, by the twenty-sixth supplemental indenture dated as of February 26, 2020 (the “Supplemental Indenture;” and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

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(b)	the Prospectus;

(c)	an executed copy of the of the Underwriting Agreement dated February 11, 2020, among the Company, the Parent Guarantor and the several underwriters named in Schedule I thereto;

(d)

an executed copy of each of the Base Indenture and the Supplemental Indenture, including the guarantee of the Notes set forth in the Supplemental Indenture (the “Guarantee” and, together with the Notes, the “Securities”);

(e)	a facsimile copy of the Notes in global form as executed by the Company and authenticated by the Trustee;

(f)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively; and

(g)

copies of the Parent Guarantor’s Amended and Restated Certificate of Incorporation and Second Amended and Restated By Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Parent Guarantor, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Parent Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.	The Guarantee is the valid, binding and enforceable obligation of the Parent Guarantor, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Parent Guarantor, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Parent Guarantor regarding matters of the law of the State of New York or the General

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Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We note that waiver of defenses contained in Section 10.01 of the Supplemental Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Parent Guarantor’s Current Report on Form 8-K dated February 26, 2020. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ David Lopez
David Lopez, a Partner